EXHIBIT 99.1

Omega Protein Reports $2.5 Million Profit for 2006 First Quarter

HOUSTON, May 8, 2006 – Omega Protein Corporation (NYSE symbol: OME), the world’s largest manufacturer of heart-healthy fish oils containing long-chain Omega-3 fatty acids, today reported net income for the first quarter of 2006 of $2.5 million (10 cents per share), compared with net income of $107,000, or 0 cents a share, for the first quarter of the previous year.

Revenues for the first quarter of 2006, which ended March 31, were $28.3 million, versus revenues of $23.8 million for the 2005 comparable quarter. Omega Protein had operating income of $3.4 million for the first quarter of 2006, compared with operating income of $278,000 in the comparable quarter of the previous year. First quarter 2006 margins were increased from the prior year’s comparable quarter due to higher sales prices experienced in the current quarter.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others, (1) the possibility that the Company’s estimates and assumptions for its calculation of hurricane losses could be incorrect; (2) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2005 Annual Report on Form 10K under the headings “Management’s Discussion and Analysis of Financial Condition” and “Risk Factors.”

OMEGA PROTEIN CORPORATION

STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(in thousands, except per share amounts)
Revenues	$28,303	$23,831
Cost of sales	21,311	20,775

Gross profit	6,992	3,056
Selling, general and administrative expenses	3,336	2,778
Loss resulting from natural disaster and other, net	240	—

Operating income	3,416	278
Interest expense, net	(292)	(123)
Other income (expense), net	(22)	(39)

Income before income taxes	3,102	116
Provision for income taxes	576	9

Net income	$2,526	$107

Basic earnings per share	$0.10	$0.00

Average common shares outstanding	25,043	24,906

Diluted earnings per share	$0.10	$0.00

Average common shares and potential common shares outstanding	26,021	26,985

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	March 31, 2006	December 31, 2005
	(in thousands, except per share amounts)
ASSETS
Current assets	$95,689	$98,390
Property and equipment, net	97,285	93,965
Deferred tax assets, net	5,736	6,293
Other assets	1,539	1,579

Total Assets	$200,249	$200,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$17,040	$19,270
Long-term debt, less current maturities	27,057	27,658
Pension liabilities, net	11,174	10,932
Stockholders’ equity	144,978	142,367

Total liabilities and stockholders’ equity	$200,249	$200,227

BOOK VALUE PER SHARE OUTSTANDING	$5.79	$5.69